Exhibit 99.7

HomesToLife Ltd (NASDAQ: HTLM)

Whistleblowing Policy

1. INTRODUCTION

HomesToLife Ltd (“HTLM”, the “Company”, NASDAQ: HTLM) and its subsidiaries (collectively, the “Group”) are committed to the highest standards of integrity, transparency, corporate governance, ethical culture, and full compliance with applicable laws, regulations, NASDAQ listing rules, and internal policies.

This Whistleblowing Policy (the “Policy”) establishes a secure, confidential, and independent channel for stakeholders to report actual or suspected improprieties, misconduct, violations, or wrongful acts. The Company ensures prompt, fair investigation and strong protection for whistleblowers who act in good faith against any form of retaliation.

This Policy applies to all directors, officers and employees of the Group.

2. REPORTING CHANNELS

Stakeholders may report concerns in good faith through the following channels. All channels are monitored and administered directly by the Audit Committee, without the involvement of the Company’s management.

●	Whistleblowing Email: whistleblower@homestolife.com; or
●	Web-based form available on the Company’s website：HomesToLife |

3. WHAT TO REPORT

3.1 Reportable Improprieties

1.	Fraud, theft, misappropriation, or embezzlement of Group assets
2.	Corrupt conduct, bribery, kickbacks, illegal payments, or dishonest gain
3.	Questionable accounting, financial reporting, or auditing practices
4.	Violations of laws, regulations, NASDAQ rules, or code of business conduct and ethics
5.	Undisclosed conflict of interest that compromises objectivity
6.	Abuse of power, authority, or confidential information
7.	Illegal adverse behaviour including violence, harassment, discrimination, or criminal damage
8.	Retaliation against whistleblowers

3.2 Information to Provide

To support effective investigation, whistleblowers are encouraged to provide:

●	Names of persons/entities involved
●	Date, time, location of incident
●	Frequency and duration
●	Value of funds/assets involved
●	Evidence: documents, emails, photos, witnesses
●	Other relevant facts

3.3 Good Faith and Anonymity

●	Reports must be made in good faith. Malicious, false, or defamatory reports are prohibited.
●	Anonymous reports are accepted but may limit investigation due to lack of follow-up.
●	HTLM will protect whistleblower identity to the fullest extent permitted by law.

4. OUR RESPONSE

1.	Acknowledgement: Receipt confirmed within 3 business days.
2.	Preliminary Assessment: Review by Audit Committee to determine if investigation is warranted.
3.	Independent Investigation: Conducted by independent parties with no conflict of interest.
4.	Outcome Feedback: Status and outcome communicated to identifiable reporters within 90 days (where permitted).
5.	Corrective Action: Disciplinary, remedial, or legal action as appropriate.

5. CONFIDENTIALITY

Violations or suspected violations may be submitted on a confidential basis by the complainant or may be submitted anonymously. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

6. ANTI-RETALIATION PROTECTION

HTLM strictly prohibits any form of retaliation against whistleblowers who report in good faith or participate in investigations. Retaliation includes dismissal, demotion, suspension, harassment, intimidation, discrimination, or unfavourable job actions.

Any retaliation will result in serious disciplinary action up to termination. Violations may be reported via the same whistleblowing channels.

7. RESPONSIBILITIES

●	Audit Committee: Oversight, Policy approval.
●	Management: Promote compliance, prevent misconduct, cooperate fully.
●	Employees: Report wrongdoing, maintain confidentiality, cooperate with inquiries.

8. POLICY REVIEW and DISCLOSURE

This Policy is published on HTLM’s investor relations website and disclosed as required by regulators.

This Policy is reviewed annually or as needed to align with laws, NASDAQ rules, and business needs.

9. DISCLAIMER

This Policy does not constitute a contractual employment agreement. HTLM reserves the right to interpret, amend, and enforce this Policy consistent with legal and regulatory obligations.

10. EFFECTIVE DATE

This Policy is effective as of July 1, 2026.